Exhibit 99.1

Designated Filer: Matthew Lindenbaum

Issuer & Ticker Symbol: Hudson Valley Holding Corp. [HVB]

Date of Event Requiring Statement: March 24, 2014

Explanation of Responses

(1)	This Form 3 is being filed on behalf of Mr. Lindenbaum and Basswood Capital Management, L.L.C., a Delaware limited liability company, (the “Management Company”) and relates to the common stock, par value $0.20 per share (“Common Stock”) of the Issuer.
(2)	Basswood Opportunity Partners, LP, Basswood Financial Fund, LP, Basswood Enhanced Long Short Fund, LP, Basswood Financial Long Only Fund, LP, each a Delaware limited partnership, Basswood Opportunity Fund, Inc., Basswood Financial Fund, Inc., Main Street Master, Ltd., each a Cayman Islands corporation, (collectively, the “Funds”) directly own shares of Common Stock. The Management Company is the investment manager or adviser to the Funds and certain separately managed accounts (the “SMAs”) and may be deemed to beneficially own the Common Stock directly owned by the Funds and the SMAs by virtue of the authority to vote and to dispose of the securities held by the Funds and the SMAs. Matthew Lindenbaum is a managing member of the Management Company and, along with the other managing member, controls the business activities of the Management Company. The Management Company and Mr. Lindenbaum disclaim beneficial ownership of all shares of the Common Stock held directly by the Funds and the SMAs except to the extent of any indirect pecuniary interest therein.